PROTALEX, INC.
145 Union Square Drive
New Hope, PA 18938

NONSTATUTORY STOCK OPTION AGREEMENT

PROTALEX, INC., a Delaware corporation (the “Corporation”), and Victor S. Sloan, M.D., an employee of the Corporation (the “Optionee”), for good and valuable consideration the receipt and adequacy of which are hereby acknowledged and intending to be legally bound hereby, agree as follows:

1.
Grant of Option. The Corporation hereby confirms the grant to the Optionee on August 23, 2005 (the “Date of Grant”) of an option (the “Option”) to purchase 50,000 shares of Common Stock of the Corporation (the “Common Stock”) at an option price of $2.50 per share, under and subject to the terms and conditions of this Agreement.

The Option confirmed hereby is a “nonstatutory stock option,” i.e., a stock option which is not intended to qualify under section 422 of the Internal Revenue Code of 1986, as amended. Subject to the provisions of Section 3 of this Agreement regarding the periods during which stock options may be exercised upon termination of employment (including death of the Optionee), and Section 4 of this Agreement regarding the exercise of stock options in connection with a Capital Transaction, as hereinafter defined, the Option is exercisable in accordance with the following schedule set forth below:

On or after the six month anniversary of the Date of Grant as to 6/48 of the shares subject to the Option; and

On or after each monthly anniversary of the Date of Grant thereafter as to an additional 1/48 of the shares subject to the Option such that the Option shall be fully exercisable upon the four year anniversary of the Date of Grant;

and will expire at the close of business on August 22, 2015. For purposes of the foregoing schedule, any fractional shares shall be rounded up to the next whole share. Notwithstanding the foregoing, the Board of Directors of the Corporation or a designated committee thereof may in its discretion authorize the acceleration of the date on which the Option may be exercised.

2.
Acceptance of Grant of Option. The Optionee accepts the grant of the Option confirmed by this Agreement, and agrees to be bound by the terms and provisions of this Agreement, as this Agreement may be amended from time to time; provided, however, that no alteration, amendment, revocation or termination of this Agreement will, without the written consent of the Optionee, adversely affect the rights of the Optionee with respect to the Option.

3.
Termination of Eligibility. If the Optionee ceases to be employed by the Corporation, or its parent or subsidiary, for any reason (other than for “cause,” as hereinafter defined, or such Optionee’s death), any vested Option granted hereunder to the Optionee shall expire three months after the date of the occurrence giving rise to such termination of eligibility (or 1 year in the event the Optionee is “disabled,” as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended) or upon the date it expires by its terms, whichever is earlier. Any Option that has not vested in the Optionee as of the date of such termination shall immediately expire and shall be null and void. The Board of Directors or designated committee thereof shall, in its sole and absolute discretion, decide, using the provisions set forth in Treasury Regulations Section 1.421-7(h), whether an authorized leave of absence or absence for military or governmental service, or absence for any other reason, shall constitute termination of eligibility for purposes of this Section.

If the Optionee ceases to be employed by the Corporation, or its parent or subsidiary, and such termination is as a result of “cause,” as hereinafter defined, then all Options granted hereunder to such Optionee shall expire on the date of the occurrence giving rise to such termination of eligibility or upon the date it expires by its terms, whichever is earlier, and the Optionee shall have no rights with respect to any unexercised Options. For purposes of this Agreement, “cause” shall mean the Optionee’s personal dishonesty, misconduct, breach of fiduciary duty, incompetence, intentional failure to perform stated obligations, willful violation of any law, rule, regulation or final cease and desist order, or any material breach of any provision of this Agreement or any employment agreement. The Board of Directors shall have complete discretion and authority to determine whether the termination of the Optionee is for cause.

In the event the Optionee shall die, the Option may be exercised (subject to the condition that no Option shall be exercisable after its expiration and only to the extent that the Optionee’s right to exercise such Option had accrued at the time of the Optionee’s death) at any time within six months after the Optionee’s death by the executors or administrators of the Optionee or by any person or persons who shall have acquired the Option directly from the Optionee by bequest or inheritance. Any Option that has not vested in the Optionee as of the date of death or termination of employment, whichever is earlier, shall immediately expire and shall be null and void.

4.
Capital Transactions. Upon a sale or exchange of all or substantially all of the assets of the Corporation, a merger or consolidation in which the Corporation is not the surviving corporation, a merger, reorganization or consolidation in which the Corporation is the surviving corporation and shareholders of the Corporation exchange their stock for securities or property, a liquidation of the Corporation or similar transaction, as determined by the Board of Directors of the Corporation or a designated committee thereof (“Capital Transaction”), the Options, whether vested or unvested, shall terminate, unless the Options are assumed by a successor corporation in a merger or consolidation, immediately prior to such Capital Transaction; provided, however, that if the outstanding Options will not be assumed by a successor corporation in a merger or consolidation, subject to terms approved by the Board of Directors of the Corporation or a designated committee thereof, the Optionee will have the right, during the 15 days prior to such Capital Transaction, to exercise all Options. For purposes of this right of exercise prior to a Capital Transaction in which the Options will not be assumed, all Options granted to the Optionee will be considered fully vested. The Corporation shall, subject to any nondisclosure provisions, attempt to provide the Optionee at least 15 days notice of the Option termination date. The Board of Directors of the Corporation or a designated committee thereof may (but shall not be obligated to) (i) accelerate the vesting of the Option or (ii) apply the foregoing provisions, including but not limited to termination of the Options granted pursuant to this Agreement, in the event there is a sale of 51% or more of the stock of the Corporation in any two year period or a transaction similar to a Capital Transaction.

5.
Option Not Transferable. The Option shall not be transferable otherwise than by Will or by the laws of descent and distribution of the state of domicile of the Optionee at the time of death, and the Option shall be exercisable during the lifetime of the Optionee only by the Optionee.

6.
Procedure for Exercise of Option. The Option may be exercised only by execution and delivery by the Optionee to the Corporation of an exercise form or forms prescribed by the Committee. Each exercise form must set forth the number of whole shares of Common Stock as to which the Option is exercised and must be dated and signed by the person exercising the Option. The exercise is not effective until the Corporation receives payment of the full option price for the number of shares of Common Stock as to which the Option is exercised. The option price may be paid by certified or bank cashier’s check.

If a person other than the Optionee exercises the Option, the exercise material must include proof satisfactory to the Corporation of the right of such person to exercise the Option, and the signature on all certificates or Assignments Separate from Certificate for shares delivered in payment of the option price must be guaranteed by a commercial bank or trust company or by a firm having membership in the New York Stock Exchange, Inc., the American Stock Exchange, Inc., or the National Association of Securities Dealers, Inc.

The date of exercise of the Option is the date on which the exercise form or forms, proof of right to exercise (if required) and payment of the option price in cash are received by the Corporation at the address set forth on the cover page of this Agreement, Attention: Corporate Secretary.

7.
Issuance of Certificates. Subject to this Section 7, the Corporation will issue a certificate or certificates representing the number of shares of Common Stock for which the Option is exercised as soon as practicable after the date of exercise. Unless the person exercising the Option otherwise directs the Corporation in writing, the certificate or certificates will be registered in the name of the person exercising the Option and delivered to such person.

The obligation of the Corporation to issue shares on exercise of this Option is subject to the effectiveness of a Registration Statement under the Securities Act of 1933, as amended, (the “Act”) with respect to such shares, and all other applicable state securities laws. The Corporation is not obligated to file such a Registration Statement. If at the time of exercise of the Option, no such Registration Statement is in effect, the issuance of shares on exercise of the Option may also be made subject to such restrictions on the transfer of the shares, including the placing of an appropriate legend on the certificates restricting the transfer thereof, and to such other restrictions as the Board of Directors or designated committee thereof, on the advice of counsel, may deem necessary or appropriate to prevent a violation of applicable securities laws.

8.
Adjustment. Subject to any required action by shareholders of the Corporation, the number of shares of stock covered by the Option, and the exercise price thereof, shall be proportionately adjusted for any increase or decrease in the number of issued shares of stock of the Corporation resulting from a subdivision or consolidation of shares, including, but not limited to, a stock split, reverse stock split, recapitalization, continuation or reclassification, or the payment of a stock dividend (but only on the stock) or any other increase or decrease in the number of such shares effected without receipt of consideration by the Corporation. Any fraction of a share subject to the Option that would otherwise result from an adjustment pursuant to this Section shall be rounded downward to the next full number of shares without other compensation or consideration to the holder of the Option.

9.
Withholding of Taxes. Federal, state, local or foreign income or other taxes may be required to be withheld by the Corporation on any compensation income resulting from the Option, and the Optionee will pay any such taxes directly to the Corporation upon request.

If the Optionee does not pay any taxes required to be withheld directly to the Corporation within 10 days after any request referred to in the preceding paragraph, the Corporation may withhold such taxes from any other compensation to which the Optionee is entitled from the Corporation. The Optionee shall hold the Corporation harmless in acting to satisfy the withholding obligation in this manner if it becomes necessary to do so.

10.
Interpretation of Agreement. Any dispute or disagreement which arises under or in any way relates to the interpretation or construction of this Agreement will be resolved by the Board of Directors of the Corporation or a designated committee thereof and the decision of the Board, or committee, will be final, binding and conclusive for all purposes.

11.
Effect of Agreement on Rights of Corporation and Optionee. This Agreement does not confer any right on the Optionee to continue in the employment of the Corporation or any of its subsidiaries or interfere in any way with the rights of the Corporation or any subsidiary to terminate the employment of the Optionee.

12.	Binding Effect. This Agreement will be binding upon the successors and assigns of the Corporation and upon the legal representatives, heirs and legatees of the Optionee.

13.
Entire Agreement. This Agreement constitutes the entire agreement between the Corporation and the Optionee and supersedes all prior agreements and understandings, oral or written, between the Corporation and the Optionee with respect to the subject matter of this Agreement.

14.	Amendment. This Agreement may be amended only by a written instrument signed by the Corporation and the Optionee.

15.
Section Headings. The Section headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of any of the provisions of this Agreement.

16.	Governing Law. This Agreement will be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Pennsylvania.

IN WITNESS WHEREOF, the Corporation and the Optionee have executed this Agreement as of the Date of Grant.

PROTALEX, INC.

	By:	/s/ Steven H. Kane
Steven H. Kane Chief Executive Officer

WITNESS:	OPTIONEE:

/s/ Victor S. Sloan, M.D.
Victor S. Sloan, M.D.